UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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SCHEDULE 14A INFORMATION

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CAPITAL ONE FINANCIAL CORPORATION

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Possible solicitation pieces to be used in connection with Capital One’s 2004 Annual Stockholders Meeting.

April 21, 2004

Dear Stockholder,

In connection with the vote on Capital One’s proposed 2004 Stock Incentive Plan, we understand that investors may have concerns about potential stock dilution resulting from equity-based awards to our workforce. Because of the potential impact of these awards on the value of your investment, we are pleased to inform you of a positive development regarding Capital One stock.

Through the continued increase in option exercises due to our strong stock price performance, our overhang decreased by more than 2% during the first quarter of 2004. “Overhang” is commonly defined as the number of stock options outstanding plus the number of shares available for future grants, expressed as a percentage of total common shares outstanding. During the first quarter, the number of outstanding stock options declined from 44,654,175 to 39,335,867. This represents a reduction of more than 5.3 million shares. As of March 31, 2004, the number of common shares outstanding was 239,758,108.

As you may also know, Capital One has significantly reduced our annual “run rate,” which is the rate at which we grant equity-based awards. We expect the 8,000,000 shares we have requested for new awards under our 2004 Stock Incentive Plan to be sufficient for awards through December 31, 2005. This represents an anticipated run rate of 1.67% per year for total equity grants. This allocation also ensures that shareholders will continue to have an active voice on the use of equity compensation at Capital One.

In addition, the Compensation Committee and management have agreed that upon shareholder approval of the 2004 Stock Incentive Plan, we are committing that no more than 4,000,000 of the allocated shares can be used for awards other than stock options, including restricted stock, performance shares, and other award types permitted under the plan. The remaining 4,000,000 shares will be available only for stock options, which will have an exercise price at least equal to the fair market value on the date of grant. Originally, the 8,000,000 share allocation could be used for all award types permitted under the plan.

You have previously received our definitive proxy statement, as well as additional correspondence dated April 13. We urge you to review those materials as you consider your vote on this proposal. Capital One will continue to actively manage the impact of equity grants on dilution while using equity compensation as a vital part of our performance-based culture.

The Board of Directors has recommended a vote “FOR” Proposal 3, the adoption of our 2004 Stock Incentive Plan. I am asking for your support and welcome your input.

Thank you for your interest in Capital One.

Sincerely,

Richard D. Fairbank

Chairman of the Board and Chief Executive Officer